Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-44884, 333-74612, 333-98191, 333-116295, 333-135460, 333-135461, 333-148602, 333-152105, 333-157499) pertaining to the 1998 Stock Incentive Plan, the 2000 Outside Director Stock Option Plan, the 2000 Employee Stock Purchase Plan, the 2001 Non-Officer, Non-Director Employee Stock Incentive Plan, the 2004 Stock Incentive Plan, the 2007 Equity Inducement Plan and the 2009 Equity Inducement Plan of The Medicines Company and Registration Statement (Form S-3 No. 333-139987) of The Medicines Company of our report dated May 11, 2009 with respect to the consolidated financial statements of Targanta Therapeutics Corporation for the year ended December 31, 2008 included in this Current Report on Form 8-K/A of The Medicines Company filed with the Securities and Exchange Commission on May 12, 2009.
/s/ Ernst & Young LLP
Boston, Massachusetts
May 11, 2009